Exhibit 99.1

Verisk Announces Leadership Succession

Scott G. Stephenson to retire from Verisk following 2022 Annual Meeting

Lee M. Shavel named CEO, effective upon Stephenson’s retirement

Mark V. Anquillare to become president

Roles of Chairman and CEO to be separated upon Stephenson’s retirement

JERSEY CITY, N.J., February 18, 2022 – Verisk (Nasdaq: VRSK), a leading global data analytics provider, today announced that Scott G. Stephenson, Chairman, President and CEO of Verisk, will be retiring from the company following Verisk’s 2022 Annual Shareholder Meeting. The Verisk Board of Directors has named Lee M. Shavel, currently CFO of Verisk and group president, to become CEO upon Stephenson’s retirement. Mark V. Anquillare, currently COO of Verisk and group president, will become president of Verisk at that time.

Stephenson joined Verisk in 2001 and since his appointment as COO in 2008, president in 2011 and CEO in 2013, the company has become more data analytic and software intensive, more customer-centric and global, and more sustainable and responsible. Under his leadership, the company nearly doubled its annual revenue, more than tripled its market capitalization and nearly tripled the number of countries in which it operates. Forbes recognized Stephenson as one of America’s Most Innovative Leaders and as one of the Top 25 Most Innovative Leaders worldwide.

During his tenure as CEO, Verisk became a part of the S&P 500 Index, has been named to both the S&P Global 500 ESG and the FTSE4Good Index Series, and for three consecutive years Forbes ranked Verisk among the world’s most innovative companies. Under his leadership, Verisk has repeatedly been recognized as an employer of choice, named a Great Place to Work™ for six consecutive years, one of America’s Most Just Companies™, and one of America’s Best Managed Companies™. Stephenson also built a dynamic and diverse executive management team at Verisk and has overseen significant innovation and success throughout his tenure.

Stephenson said, “It has been an honor to lead Verisk through critical and transformative periods for our company and the industries we serve. This is the right time to begin the transition to Verisk’s next leader. Our team has built powerful analytic and software platforms and a resilient business model that have enabled us to consistently deliver for our customers across market cycles by accelerating their transformation agendas. The company will continue to successfully deliver for shareholders into the future.”

“Verisk has never been in a stronger position. I am confident in the team’s ability, under Lee and Mark’s stewardship, to continue our momentum and sustainable growth trajectory that position Verisk for long-term success,” Stephenson added. “Since he joined Verisk five years ago, Lee has been a trusted partner who has sharpened our focus on the effective allocation of capital. And Mark has been elemental to Verisk’s growth, operational excellence and customer-centric culture for nearly 30 years. This is the right team to empower a better, more resilient, and sustainable tomorrow for customers and societies.”

Christopher M. Foskett, lead independent director of Verisk’s board, said, “On behalf of the entire Board, I want to thank Scott for his significant contributions, leadership and dedicated years of service to Verisk. Since his appointment as CEO, he has been instrumental in transforming our data analytics business by deepening and broadening our data assets, developing a set of integrated risk management solutions and services, addressing new markets and fostering an incredible team and culture. I have served alongside Scott, and the degree of change and progress that has occurred due to his leadership is simply remarkable. We are fortunate to be able to benefit from Scott’s insights and expertise through this transition period.”

The naming of Shavel as the next CEO is the culmination of a thorough succession planning process undertaken by the Verisk Board, that included the evaluation of internal and external candidates.

Shavel joined Verisk in 2017 and has served as CFO since that time, driving the company’s financial strategy and capital management philosophy. Consistent with this, he has been actively engaged in the company’s review of its businesses and portfolio composition to identify the most value-creating opportunities available to the company and its shareholders. In 2021, he also became group president of the company’s energy and financial services segments, and during that time Shavel integrated the business for improved strategic and operating coordination, and accelerated investment in the company’s energy data analytic platform.

Foskett added, “We are confident that Lee is the right choice to lead Verisk in its next phase of growth, innovation and value creation for our shareholders. Lee is a seasoned executive with a keen focus on strengthening Verisk’s strategic business plans and performance objectives.”

Shavel said, “I am excited and humbled to be named as Verisk’s next CEO and to have the opportunity to build on our track record of success. We are well positioned for the future given our strong foundation, and I look forward to continuing to work closely with Scott to ensure a seamless transition. Together with Mark and the rest of our leadership team, we’ll continue our focus on executing on the most value-enhancing opportunities in the rapidly evolving data-analytics industry for the benefit of our valued customers, shareholders and the Verisk community.”

Anquillare has been with Verisk for nearly 30 years. He served as CFO during the company’s IPO in 2009 and through 2016. Since 2016, Anquillare has served as Verisk’s COO and led the company’s insurance vertical. Through these roles, Anquillare has been instrumental in growing the company’s insurance vertical and aligning the company’s enterprise risk assessment and management with its core operations. Verisk will continue to benefit from his deep knowledge of the company and the industries the company serves as Anquillare assumes his new role.

Anquillare said, “I look forward to working alongside Lee and our leadership team as we further our industry leading position and continue to provide our customers with unmatched service and insights. This is an exciting time for our business and an incredible opportunity to build the future together with our customers.”

In connection with his retirement from the company, Stephenson will step down from the Verisk Board of Directors following the 2022 Annual Meeting. The roles of chair of the board of directors and CEO will be separated effective following the 2022 annual meeting. Shavel’s replacement as CFO will be named at a later date.

Biographies for Lee M. Shavel, Mark V. Anquillare and Scott G. Stephenson can be found here.

About Verisk

Verisk (Nasdaq: VRSK) provides predictive analytics and decision-support solutions to customers in the insurance, energy and specialized markets, and financial services industries. More than 70 percent of the FORTUNE 100 relies on the company’s advanced technologies to manage risks, make better decisions and improve operating efficiency. The company’s analytic solutions address insurance underwriting and claims, fraud, regulatory compliance, natural its 50th anniversary, the company continues to make the world better, safer and stronger, and fosters an inclusive and resources, catastrophes, economic forecasting, geopolitical risks, as well as environmental, social, and governance (ESG) matters. Celebrating diverse culture where all team members feel they belong. With more than 100 offices in nearly 35 countries, Verisk consistently earns certification by Great Place to Work. For more: Verisk.com, LinkedIn, Twitter, Facebook, and YouTube.

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

stacey.brodbar@verisk.com

Media

Alberto Canal

Verisk

201-469-2618

alberto.canal@verisk.com